CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Tuesday, May 7, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES FIRST QUARTER 2024 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (the Company) today announced first quarter 2024 results.

Highlights - First Quarter 2024 Compared to First Quarter 2023

	THREE MONTHS ENDED MARCH 31
	2024	2023
	(In millions)
Revenue	$128.3	$128.3
Gross profit	$30.1	$20.9
% of revenue	23.4%	16.3%
Operating profit (loss)	$(0.9)	$(5.1)

Cash flow from operating activities	$19.7	$34.9
Total debt	$50.0	$79.3
Net debt	$23.7	$77.1

•Total revenue of $128.3 million was flat to a year ago
•Gross profit margin improved 710 basis points to 23.4% compared to 16.3%
•Operating loss was $0.9 million versus a loss of $5.1 million a year ago
•Cash provided by operating activities was $19.7 million compared to $34.9 million
•The Company’s Hamilton Beach Health subsidiary completed the acquisition of HealthBeacon PLC, a medical technology company and strategic partner of the Company since 2021
•The Company affirmed its full year 2024 outlook of a modest increase in total revenue and a moderate increase in operating profit based on gross profit margin expansion and sees upside potential if consumer spending and retail sales remain strong

Results - First Quarter 2024 Compared to First Quarter 2023
Total revenue of $128.3 million was flat compared to the prior year period. Revenue overall benefited from an 8% increase in unit volume and a favorable product mix. These benefits were offset by decreased selling prices versus a year ago. In the Company’s consumer markets, revenue increases in the Mexican and Latin American markets were offset by decreases in the U.S. and Canadian markets. In the Company’s Global Commercial market, revenue increased slightly. The acquisition of HealthBeacon on February 2, 2024 added a new revenue stream that was not material in the current quarter.
Gross profit totaled $30.1 million compared to $20.9 million. Gross profit margin expanded by 710 basis points to 23.4% compared to 16.3%, primarily due to lower product costs and a favorable product mix partially offset by the impact of a $0.7 million non-cash lease impairment related to the consolidation of warehouses.
Selling, general and administrative expenses increased to $30.9 million compared to $25.9 million. Approximately one-half of this increase is related to the addition of HealthBeacon’s selling, general and administrative expenses along with $1.0 million of transaction costs that will not recur. The remaining half is related to an increase in employee-related costs including non-cash stock incentive compensation due to stock price appreciation.
Operating loss of $0.9 million compared to an operating loss of $5.1 million a year ago. Included in the current quarter operating loss was a HealthBeacon operating loss of $1.1 million, the HealthBeacon transaction costs of $1.0 million, and the non-cash lease impairment of $0.7 million.
Interest expense, net decreased by $1.1 million to $0.2 million compared to $1.3 million, primarily due to lower average borrowings outstanding under the Company’s revolving credit facility.
Income tax benefit decreased to $0.1 million compared to a benefit of $1.6 million, commensurate with the change in operating loss.
Net loss was $1.2 million, or $0.08 per diluted share, compared to a net loss of $4.8 million, or $0.34 per diluted share.

Balance Sheet and Cash Flow - First Quarter 2024 Compared to First Quarter 2023
Net cash provided by operating activities was $19.7 million compared to cash provided of $34.9 million. The decrease was primarily due to the payment of incentive compensation during the first quarter of 2024 which was paid out during the second quarter of 2023. Net working capital in the current period provided $33.5 million compared to $39.9 million. The company significantly reduced excess inventory during the first quarter of 2023. Capital expenditures were $0.9 million compared to $0.5 million.
The Company allocated its strong cash flow primarily to reduce net debt and return value to shareholders through the quarterly dividend. On March 31, 2024, net debt, or total debt minus cash and cash equivalents, was $23.7 million compared to $77.1 million on March 31, 2023. The Company paid $1.5 million in dividends during the first quarter of 2024.

Outlook for Full Year 2024
The Company is affirming its full year 2024 outlook. In 2024, the retail marketplace for small kitchen appliances is expected to be modestly below 2023. The Company expects that continued progress with its strategic initiatives will enable it to deliver above market revenue performance. The Company expects a modest increase in full year 2024 revenue compared to full year 2023. The Company expects operating profit for the full year 2024 to increase moderately compared to the full year 2023 based on an expansion of gross profit margin. The Company sees upside potential to its current outlook depending on the continued strength of consumer spending and retail orders.
Progress with the Company’s six strategic initiatives is expected to drive revenue growth, expand margins, and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company’s North American market. The following is a summary of each initiative.

Drive Core Growth: This initiative is focused on driving the growth of the Company’s flagship Hamilton Beach® and Proctor Silex® brands in its North American market. Both brands have a long history of consumer trust, based on quality, durability and innovation. The Company is a leader in developing innovative new products in the small appliance category that, based on consumer research, improve everyday living. A number of incremental placements of core brand products that were secured last year and this year across multiple categories and retail customers are expected to benefit the Company throughout 2024. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® is the #1 small kitchen appliance brand in the U.S. based on units sold.
Gain Share in the Premium Market: The Company aims to increase its participation in the premium market by developing, licensing and acquiring brands. The Company’s owned premium brands are Hamilton Beach Professional® and Weston®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers.
Accelerate Growth of Hamilton Beach Health: The Company aims to increase its participation in the large and fast-growing home health and wellness market. In 2021, the Company created the Hamilton Beach Health® brand, drawing on decades of experience as a trusted resource in the home. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon develops digitally connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. The primary system offered is called the Smart Sharps Bin™ from Hamilton Beach Health. It is provided to patients in the United States principally through specialty pharmacies and globally through conventional pharmaceutical companies. HealthBeacon’s revenue model is subscription based. The acquisition combines the trusted brand name of Hamilton Beach and the Company’s leadership in innovation, engineering, and product development with HealthBeacon’s digital capabilities, patented technologies, and customer relationships. The Company believes HealthBeacon is an attractive investment with the potential to increase shareholder value over time as the business is scaled and expanded. Growth plans include adding new patients with existing pharmacy customers, attracting new pharmacy customers, and increasing the number of conditions that are treated using the system. In 2024, the Hamilton Beach Health business is expected to have an operating loss due to planned investments in the business and as HealthBeacon continues in the start-up phase. Hamilton Beach Health is expected to contribute to operating profit in 2025. Hamilton Beach Health is exploring additional collaborations to further expand its focus on providing home healthcare management solutions.
Lead in the Global Commercial Market: The Company is a leading provider of commercial small appliances to the food service and hospitality industries worldwide. The Hamilton Beach® brand, with its reputation for performance, reliability and differentiated products, is driving the sales growth of commercial products. The Company develops products that create a competitive advantage in its heritage blending and mixing categories, as well as products that provide for expansion into new categories. The Company’s products are sold through distributors and increasingly through internal sales. The Company’s commercial products are sold in more than 100 countries and more than 50% of the revenue is from outside the U.S. Building strength in ecommerce, which is becoming more important in the commercial market, is also a focus.
Accelerate Digital Transformation: The Company has a well-developed ecommerce capability. This initiative focuses on investments to gain share in the ecommerce market for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in ecommerce. The Company invests in robust digital marketing to increase awareness and sell-through of its products, including online product content, search engine optimization, and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company’s U.S. distribution center provides the Company with the capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company’s portfolio. The Company is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances, and acquisitions to drive growth in all markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, May 8, 2024, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. The Company has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® cocktail makers and Numilk® plant-based milk makers. The Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health and medical markets. In February 2024, Hamilton Beach Health acquired HealthBeacon, a medical technology firm and strategic partner of the Company since 2021. HealthBeacon develops connected devices that enable patients to manage at home chronic conditions that require the use of injectable medications, and it provides other health services. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from global military conflicts; (2) the Company’s ability to source and ship products to meet anticipated demand; (3) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances; (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (6) bankruptcy of or loss of major retail customers or suppliers; (7) changes in costs, including transportation costs, of sourced products; (8) delays in delivery of sourced products; (9) changes in or unavailability of quality or cost effective suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) product liability, regulatory actions or other litigation, warranty claims or returns of products; (13) customer acceptance of, changes in costs of or delays in the development of new products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2024	2023
	(In thousands, except per share data)
Revenue	$128,277	$128,252
Cost of sales	98,223	107,342
Gross profit	30,054	20,910
Selling, general and administrative expenses	30,947	25,919
Amortization of intangible assets	50	50
Operating profit (loss)	(943)	(5,059)
Interest expense, net	156	1,269
Other expense (income), net	173	16
Income (loss) before income taxes	(1,272)	(6,344)
Income tax expense (benefit)	(110)	(1,567)
Net income (loss)	$(1,162)	$(4,777)

Basic and diluted earnings (loss) per share	$(0.08)	$(0.34)

Basic weighted average shares outstanding	14,162	14,073
Diluted weighted average shares outstanding	14,162	14,073

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2024	DECEMBER 31 2023	MARCH 31 2023
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$26,279	$15,370	$2,218
Trade receivables, net	89,596	135,434	90,310
Inventory	133,523	126,554	131,542
Prepaid expenses and other current assets	12,893	9,457	11,618
Total current assets	262,291	286,815	235,688
Property, plant and equipment, net	36,851	27,401	27,216
Right-of-use lease assets	37,848	39,423	42,652
Goodwill	6,253	6,253	6,253
Other intangible assets, net	2,375	1,292	1,442
Deferred income taxes	2,410	2,581	3,047
Deferred costs	14,550	14,613	14,371
Other non-current assets	6,372	6,324	5,938
Total assets	$368,950	$384,702	$336,607
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$96,579	$99,704	$51,261
Accrued compensation	5,701	14,948	13,464
Accrued product returns	6,135	6,232	5,551
Lease liabilities	6,086	6,155	5,918
Other current liabilities	11,693	12,549	12,072
Total current liabilities	126,194	139,588	88,266
Revolving credit agreements	50,000	50,000	79,333
Lease liabilities, non-current	41,009	41,937	45,317
Other long-term liabilities	6,340	5,910	5,262
Total liabilities	223,543	237,435	218,178
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	114	112	111
Class B Common stock	36	36	36
Capital in excess of par value	72,303	70,401	65,803
Treasury stock	(12,567)	(12,013)	(8,939)
Retained earnings	96,705	99,398	74,001
Accumulated other comprehensive loss	(11,184)	(10,667)	(12,583)
Total stockholders’ equity	145,407	147,267	118,429
Total liabilities and stockholders’ equity	$368,950	$384,702	$336,607

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2024	2023
	(In thousands)
Operating activities
Net income (loss)	$(1,162)	$(4,777)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	1,188	1,004
Stock compensation expense	1,904	797
Other	1,255	(220)
Net changes in operating assets and liabilities:
Trade receivables	46,236	25,292
Inventory	(9,614)	25,030
Other assets	(3,074)	1,082
Accounts payable	(3,102)	(10,392)
Other liabilities	(13,930)	(2,942)
Net cash provided by (used for) operating activities	19,701	34,874
Investing activities
Expenditures for property, plant and equipment	(942)	(464)
Acquisition of business, net of cash acquired	(7,412)	—
Issuance of secured loan	(600)	—
Repayment of secured loan	2,205	—
Other	—	(150)
Net cash provided by (used for) investing activities	(6,749)	(614)
Financing activities
Net additions (reductions) to revolving credit agreements	—	(31,567)
Cash dividends paid	(1,531)	(1,460)
Purchase of treasury stock	(554)	—
Net cash provided by (used for) financing activities	(2,085)	(33,027)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	57
Cash, cash equivalents and restricted cash
Increase (decrease) for the period	10,865	1,290
Balance at the beginning of the period	16,379	1,905
Balance at the end of the period	$27,244	$3,195

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$26,279	$2,218
Restricted cash included in prepaid expenses and other current assets	51	62
Restricted cash included in other non-current assets	914	915
Total cash, cash equivalents and restricted cash	$27,244	$3,195

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net Debt

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	THREE MONTHS ENDED MARCH 31
	2024	2023
	(In millions)
Total debt	$50.0	$79.3
Less: cash	$(26.3)	$(2.2)
Net debt	$23.7	$77.1